Exhibit 99.1

Sphere 3D Corp. Provides September 2024 Update

Stamford, Connecticut--(Newsfile Corp. - October 17, 2024) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a Bitcoin mining company focused on strategically growing its production, is providing an operational update for September 2024, as well as a general strategic update.

Key Highlights

  9.2 Bitcoin mined in September 2024
  Month-end deployed hash rate was 0.7 EH/s
  Development initiated on new 12.5 MW hosting site with multi-year sub $0.04 power contract; energization begins in December 2024
Metrics	Sept. 2023	Aug. 2024	Sept. 2024
Bitcoin Mined	63.6	12.7	9.2
Bitcoin Sold	49.9	12.6	10.0
Mining Revenue	$1.7 million	$0.8 million	$0.6 million
Bitcoin Holdings	16.5	2.1	1.3
Deployed Miners	~12,450	~8,900	~6,300
Month-End Deployed Hash Rate	1.3 EH/s	1.0 EH/s	0.7 EH/s

Mining production decreased in September as the company focused on its long-term strategic goal of transitioning to lower-cost hosting sites. The decrease reflects significant changes at one colocation site, where the hosting provider bought out the company's contract. This buyout has strengthened the company's balance sheet by increasing cash reserves and lowering our overall cost of mining. The company is currently evaluating miners from this site and is actively exploring more affordable hosting options.

In line with this strategic shift, the company has recently added 0.21 EH/s of higher-efficiency machines to its fleet. These machines are expected to go live in October, in addition to a total of 1,000 Bitmain S21 units scheduled for energization by Q4 2024 and another 1,000 Bitmain S21s in Q1 2025.

Strategic Update

• New Hosting Site: as announced in early September, the company is developing a 12.5 MW hosting site in Iowa. This new site promises enhanced production capacity at reduced costs. The long-term contract for this facility secures an average energy rate of under $0.04/kWh, with an anticipated uptime of over 97%. The company plans to begin energizing over 3,000 miners at this location in December 2024.

• Bitcoin Production: September's lower production numbers reflect the company's ongoing transition to more cost-effective hosting environments. The buyout of one of our hosting contracts has provided the company with greater cash liquidity, allowing for a reduced cost structure in mining operations. The company is actively assessing options to reallocate its miner fleet to more cost-effective sites.

• Fleet Upgrades: the company has received and is deploying 875 of the 1000 Q4 Bitmain Antminer S21s, expanding its fleet with the latest generation of high-efficiency miners. The total miner fleet now includes a significant number of Bitmain S21 and S21 Pro machines, contributing close to 0.2 EH/s in additional hashrate. Additionally, the company has acquired 1,500 XP miners, which are expected to be energized soon, adding 0.21 EH/s to the company's overall hash rate.

Executive Statements

"Looking ahead to Q4 and into 2025, we anticipate a strong Bitcoin market and remain focused on executing our strategic plan," said Trompeter. "This includes phasing out high-cost hosting contracts, leveraging our access to capital, and reducing our overall mining costs. These efforts will help us maximize production while managing operating expenses effectively. We are also expanding our hash rate by deploying the newest and most efficient Bitcoin miners and relocating older equipment to more profitable hosting sites."

"Additionally, our shelf registration presents an exciting strategic opportunity. With ready access to capital, we're in a strong position to grow Sphere 3D organically, as well as through potential acquisitions or partnerships," Trompeter added. "In a dynamic market like this, maintaining a debt-free balance sheet and having access to new capital could significantly enhance long-term shareholder value."

"The transition to a facility with competitive power costs, reliable uptime, and continued upgrades to our mining fleet ensures that we are well-positioned for profitability and growth through 2025," she concluded.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com